LOAN AND SECURITIES PURCHASE AGREEMENT

THIS LOAN AND SECURITIES PURCHASE AGREEMENT (this “Loan Agreement”) is entered into on this 1st day of April, 2019, between PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (“PESI”), having a notice address of 8302 Dunwoody Place #250, Atlanta, Georgia 30350, and ROBERT LOUIS FERGUSON, an individual, residing at, and having a notice address at, 160 Bradley Blvd., Richland, Washington 99352 (“Lender”).

W I T N E S S E T H

WHEREAS, the Lender desires to lend to PESI, and PESI desires to borrow from the Lender, the sum of $2,500,000 pursuant to the terms and conditions set forth in this Loan Agreement, and, in consideration thereof, the Lender will acquire and PESI agrees to issue to Lender certain shares of PESI Common Stock and warrants to acquire PESI Common Stock (“Warrants”) on the terms and conditions set forth herein;

WHEREAS, the Lender has been previously furnished copies of PESI’s SEC filings (as defined below).

WHEREAS, the Lender is a consultant of a subsidiary of the Company;

WHEREAS, the shares of Common Stock and Warrants to be issued to the Lender hereunder are to be issued in the form of units; with the total number of units to be issued hereunder to be 75,000 units, with each unit consisting of one (1) share of Common Stock and a Warrant to purchase up to 0.8 of one shares of Common Stock, on the terms set forth herein and in the attached Warrant; and

WHEREAS, each share of Common Stock to be issued to the Lender hereunder having a value equal to $3.51, being the closing bid price for a share of PESI Common Stock on Nasdaq.com immediately preceding the execution of this Loan Agreement, and for each Warrant to be issued to the Lender hereunder having an attributable value equal to $0.125 per Warrant.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows.

1. Lending Agreement. Subject to the terms and conditions hereinafter set forth, the Lender agree to lend to PESI, and PESI agrees to borrow from the Lender, a sum of TWO MILLION. FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) (the “Loan”), as evidenced by the Note (as defined below).

2. Promissory Note. The Loan shall be evidenced by a Promissory Note of even date herewith in the principal amount of TWO MILLION, FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), in substantially the form and substance as set forth in Exhibit “A” to this Loan Agreement (the “Note”). The Note will bear interest on the unpaid principal thereof at a fixed annual rate equal to 4.0%. Commencing on May 1, 2019, and on the 1st day of each month thereafter for a period of twelve months, PESI shall pay to the Lender payment of interest accrued and unpaid on the outstanding principal balance of the Note. Beginning the thirteenth month PESI shall pay Lender equal successive payments of principal in the amount of $208,333.33 plus interest accrued on the outstanding principal balance of the Note. The entire unpaid principal balance of the Note and all accrued and unpaid interest thereon is due and payable on April 30, 2021 (the “Maturity Date”). PESI may prepay the Note, in whole or in part, at any time, without premium or penalty, but with interest accrued to the date of prepayment, during the first twelve (12) months of this Note, which prepayment or prepayments can, at PESI’s discretion, be applied against future principal installment payments due from PESI to Lender during the second year of the Note so long as the total principal amount of the Note is paid in full by April 30, 2021.

3. Purpose. The funds advanced under the Note will be used by PESI, in connection with working capital purposes in the ordinary course of PESI’ business.

4. Recourse. The Note will be full recourse to PESI, but the payment of the Note and the obligations of PESI in this Loan Agreement will be unsecured, and the obligations represented by this Loan Agreement and the Note shall be subordinated to, and a second position loan after, PESI’s indebtedness to PNC Bank, N.A.

5. Issuance of Shares and Warrants. In consideration of the Loan and in reliance on the representations, warranties, and covenants of Lender set forth in this Loan Agreement, within ten business days following the Closing Date (as defined below), PESI will issue to the Lender (a) an aggregate of 75,000 shares (the “Shares”) of PESI Common Stock and (b) Warrants to purchase up to 60,000 shares of PESI Common Stock (the “Warrant Shares”) at the exercise price of $3.51 per share, which is the closing bid price for a share of PESI Common Stock on Nasdaq.com immediately preceding the execution of this Loan Agreement. The Warrants may be exercised during the period beginning six months from the date of issuance and ending five years from the date of issuance. The Warrants will be substantially in the form attached as Exhibit “B” to this Loan Agreement.

6. Closing Date; Conditions Precedent. The Lender shall fund the full amount of the Note as soon as all of the condition’s precedent set forth at paragraphs 6.1 through 6.3 hereof have been satisfied (the “Closing Date”):

6.1	Authority. This Loan Agreement, the Note, and issuance of the Shares, the Warrants, and the Warrant Shares shall have been duly reviewed and approved by the Audit Committee of the Board of Directors and authorized by the entire Board of Directors of PESI;

6.2	Stock Quotation or Listing. There will be no action or proceeding pending or threatened against PESI by the Nasdaq to prohibit or terminate the quotation of PESI Common Stock, or the trading thereof on The Nasdaq Capital Market;

6.3	PNC Approval. PESI’s lender, PNC Bank, N.A., shall have provided the necessary written approvals to allow the Loan on terms satisfactory to PESI.

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7. Representations and Warranties of PESI. PESI represents and warrants to the Lender that:

7.1	Reporting Company. PESI is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Since January 1, 2019, PESI has filed with the SEC all reports required to be filed under the Exchange Act and PESI is and, as of the time Closing Date will be, current in its reporting obligations under the Exchange Act.

7.2	Material Changes. To PESI’s knowledge, no material event has occurred or exists with respect to PESI that is required to be disclosed under the securities laws and that has not been disclosed by PESI under applicable securities laws or which has not been publicly announced as of the date hereof or disclosed to Lender and which has or would have a Material Adverse Effect (as defined in paragraph 12.3) on PESI and its subsidiaries, taken as a whole.

7.3	Power and Authority. PESI has the necessary corporate authority and right to enter into and carry out the provisions of this Loan Agreement and other documents contemplated herein and to consummate the transactions contemplated hereby.

7.4	Litigation. Except as otherwise disclosed in PESI’s SEC Filings, there is no action, suit, proceeding or investigation pending, threatened against on PESI, which, if adversely determined, would have a Material Adverse Effect on PESI and its subsidiaries, taken as a whole.

7.5	No Default. To PESI’s knowledge, the making and performance by PESI of this Loan Agreement or the documents to be executed in connection herewith will not violate any provision or constitute a default under any indenture, agreement or instrument to which PESI is bound or affected, the effect of which would result in a Material Adverse Effect on PESI and its subsidiaries, taken as a whole, except as disclosed in PESI’s SEC Filings or disclosed in Schedule 6.5 hereof.

7.6	Enforceability. Each of this Loan Agreement, the Note, and the Warrants constitute the valid and legally binding obligations of PESI enforceable against PESI in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally and by general principals of equity.

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8. Investor Representations and Warranties. The Lender hereby acknowledges, represents, warrants, and covenants, jointly and severally, to PESI as follows:

8.1	Investment Intent. The Lender is acquiring the Shares and Warrants for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in such Shares and Warrants. The Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares and Warrants for which the Lender is subscribing;

8.2	Authority. The Lender has full power and authority to enter into this Loan Agreement, and this Loan Agreement constitutes a valid and legally binding obligation of the Lender;

8.3	Documents and SEC Filings. PESI has previously furnished the Lender copies of the following documents which have been filed by PESI with the SEC pursuant to Sections 13(a), 14(a), (b) or (c) or 15(d) of the Exchange Act (such documents are hereinafter collectively called the “SEC Filings”):

(a)	Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”), which report includes, among other things, consolidated Balance Sheets at December 31, 2017 and December 31, 2016, and Consolidated Statements of Operations, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Changes in Financial Position of PESI for the two year periods ended December 31, 2017, and December 31, 2016, examined and reported on by Grant Thornton LLP, independent certified public accountants;

(b)	Quarterly Reports on Form 10-Q, filed with the SEC for quarters ended March 31, 2018, June 30, 2018, and September 30, 2018; and

(c)	Current Reports on Form 8-K filed with the SEC on January 23, 2018, January 24, 2018, March 14, 2018, April 10, 2018, April 25, 2018. May 2, 2018, May 9, 2018, May 31, 2018, July 30, 2018, August 8, 2018, November 7, 2018, and January 23, 2019.

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8.4	Investment Representations. The Lender acknowledge and agrees that the Shares and Warrants acquired under this Loan Agreement and the Warrant Shares issuable under the Warrants are not being registered under any applicable federal or state securities laws on the ground that the issuance thereof is exempt from registration, and are not being registered under the Securities Act of 1933, as amended (the “Act”), on the ground that the issuance thereof is exempt from registration under Rule 506 of Regulation D and/or Section 4(2) of the Act and that reliance by PESI on such exemptions is predicated in part on the Lender’s representations and warranties set forth in this Loan Agreement. In furtherance thereof, the Lender represent and warrant to and agrees with PESI and its affiliates as follows:

(a)	Lender realizes that the basis for the exemption may not be present if, notwithstanding such representations, Lender has in mind merely acquiring the Shares, Warrants or Warrant Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. The Lender does not have any such intention;

(b)	Lender has the financial ability to bear the economic risk of his investment, has adequate means for providing for current needs and personal contingencies and has no need for liquidity with respect to an investment in PESI;

(c)	Lender has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares, Warrants and the Warrant Shares; and

(d)	Lender is an accredited investor as defined in Rule 501 of the Act, for the following reasons, which are not intended to be exclusive: Lender has a net worth in excess of $1,000,000 (exclusive of the value of such Lender’s primary residence) and net income in excess of $200,000 in each of the two most recent years and has reasonable expectation of reaching the same income level in the current year.

8.5	Due Diligence. The Lender:

(a)	has been furnished for a reasonable period of time prior to the date hereof with the SEC Filings and all documents which have been delivered to, or made available upon request by, the Lender (collectively with this Loan Agreement, the “Investment Materials”) and Lender has carefully read and evaluated the Investment Materials and understand the risks involved in an investment in the Shares and Warrants, including the risks set forth under the section titled “Risk Factors” in the Form 10-K and the considerations set forth in the Investment Materials, and have relied solely (except as indicated in subsections (b) and (c) below) on the information contained in the Investment Materials (including all exhibits thereto);

(b)	has been provided an opportunity, for a reasonable period of time prior to the date hereof, to obtain additional information concerning the acquisition of the Shares and Warrants, PESI and all other information to the extent PESI possesses such information or can acquire it without unreasonable effort or expense;

(c)	has been given the opportunity, for a reasonable period of time prior to the date hereof, to ask questions of and receive answers from, PESI or its representatives concerning the terms and conditions of the acquisition of the Shares and Warrants and other matters pertaining to an investment therein, and have been given the opportunity for a reasonable period of time prior to the date hereof to obtain such additional information necessary to verify the accuracy of the information contained in the Investment Materials or that which was otherwise provided in order to evaluate the merits and risks of a purchase of the Shares and Warrants;

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(d)	has not been furnished with any oral representation or oral information in connection with the acquisition of the Shares and Warrants which is not contained in the Investment Materials; and

(e)	has determined that the Shares and Warrants are a suitable investment for the Lender and that at this time the Lender could bear a complete loss of such investment.

8.6	Restricted Use of Confidential Information.

(a)	The Lender acknowledges that certain Investment Materials disclosed to him may contain material information regarding PESI that has not been disclosed to the public (“Confidential Information”). Lender agree that such Confidential Information will be kept confidential by him and, without limiting the foregoing, will not be disclosed by the Lender to any person except (i) with the specific prior written consent of PESI, (ii) to a person that has executed a confidentiality agreement, the terms and conditions of which are approved in writing by PESI, or (iii) to the Lender’s representatives that have a fiduciary relationship to the Lender and have acknowledged to the Lender that he or she is aware that such information is Confidential Information and is subject to the restrictions and limitations of this Section 8.6.

(b)	The Lender agrees that neither he nor any affiliate or representative will trade in PESI’s securities while in possession of such Confidential Information of PESI and will not communicate such information to any other person under circumstances except as otherwise provided in Subsection 8.6(a) above.

(c)	The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of a disclosure by the Lender or any of his affiliates or representatives.

(d)	If the Lender or any of his affiliates or representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the undersigned will provide PESI with prompt notice of such request so that PESI may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this Section 8.6.

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(e)	The Lender acknowledge that this Section 8.6 as to the disclosure to him by PESI of any Confidential Information shall constitute a confidentiality agreement for the purposes of Regulation FD promulgated by the SEC.

8.7	No Reliance. The Lender is not relying on PESI or its affiliates with respect to economic considerations involved in an investment in the Shares, Warrants and Warrant Shares. The Lender has relied on the advice of, or has consulted with only his lawyer, accountant, and advisors in connection with the transactions contemplated by this Loan Agreement. The Lender is capable of evaluating the merits and risks of an investment in the Shares and Warrants on the terms and conditions set forth in this Loan Agreement.

8.8	Restrictions on Transfer. In addition to the restrictions contained in Section 8.6 hereof, the Lender represent, warrant and agree that he will not sell or otherwise transfer the Shares and Warrants without registration under the Act or an exemption therefrom and fully understands and agrees to bear the economic risk of any purchase because, among other reasons, the Shares, Warrants and the Warrant Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless, inter alia, they are subsequently registered under the Act and under the applicable securities laws of such states or an exemption from such registration is available. In particular, the Lender is aware that the Shares and Warrants (as well as the Warrant Shares when issued) are “restricted securities,” as such term is defined in Rule 144 promulgated under the Act (“Rule 144”), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. The Lender also understand that PESI is under no obligation to register the Shares, the Warrants, or the Warrant Shares on the Lender’s behalf or to assist the Lender in complying with any exemption from registration under the Act or applicable state securities laws. The Lender further understands that U. S. securities laws, applicable state securities laws, and the provisions of this Loan Agreement further restrict sales or transfers of the Shares, Warrants and Warrant Shares.

8.9	Representations. No representations or warranties have been made to the Lender by PESI, or any officer, employee, agent, affiliate or subsidiary of PESI, other than the representations of PESI contained herein and in connection with this Loan Agreement the Lender have not relied upon any representations other than those expressly contained herein.

8.10	Financial Information. Any information which the Lender has heretofore furnished to PESI with respect to his financial position and business experience is correct and complete as of the date of this Loan Agreement and if there should be any material change in such information the Lender shall immediately furnish such revised or corrected information to PESI.

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8.11	Restrictive Legends. The Lender understands and agrees that the certificates for the Shares and Warrants (and the Warrant Shares when issued) will bear, substantially, the following legend until (a) such securities will have been registered under the Act and effectively been disposed of in accordance with an effective registration statement; or (b) in the opinion of counsel for PESI such securities may be sold without registration under the Act, as well as any applicable “Blue Sky” or state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN THIS CERTIFICATE AND THE LOAN AGREEMENT, DATED April 1, 2019, BETWEEN PERMA-FIX ENVIRONMENTAL SERVICES, INC., AND ROBERT FERGUSON. THE SECURITIES REPRESENTED HEREBY ALSO MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WHICH IS CURRENT WITH RESPECT TO THESE SECURITIES OR PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR PESI, TO THE EFFECT THAT THE PROPOSED DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

8.12	Speculative Investment. The Lender understand that an investment in the Shares, the Warrants and the Warrant Shares is a speculative investment that involves a high degree of risk and the potential loss of the entire investment.

8.13	Overall Commitments. The Lender’s overall commitment to investments that are not readily marketable is not disproportionate to the Lender’s net worth, and an investment in the Shares, the Warrants and the Warrant Shares will not cause such overall commitment to become excessive.

8.14	Survival. The representations, warranties and agreements of the Lender set forth in this Loan Agreement will survive the Closing.

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9. Indemnity. The Lender agree, jointly and severally, to indemnify and hold harmless PESI, its officers and directors, employees and its affiliates and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by the Lender to comply with any of the provisions of Section 8 of this Loan Agreement.

10. Default. A default will occur under the Note (a “Default”) upon the failure of PESI to pay within 30 days when due any interest on or principal of the Note or any renewals or modifications thereof.

11. Remedies. Upon a Default (as defined in paragraph 9, above), the Lender will have the option to declare the Note and any renewals, extensions or modifications thereof to be immediately due and payable whereupon the Note or any renewals or modifications thereof shall become forthwith due and payable upon written demand, and the Lender will thereafter have the right to elect by written election delivered to PESI to receive in full and complete satisfaction of all of PESI’s obligations under the Note either:

(a)	the cash amount equal to the sum of the unpaid principal balance owing under the Note and all accrued and unpaid interest thereon (the “Payoff Amount”); or

(b)	the number of whole shares of PESI Common Stock (the “Payoff Shares”) determined by dividing the Payoff Amount by the dollar amount equal to the closing bid price of PESI’s Common Stock on the date immediately prior to the date of Default of this Note, as reported or quoted on the primary nationally recognized exchange or automated quotation system on which the Common Stock is listed; provided however, that for the purposes of determining the amount of Payoff Shares the dollar amount of such closing bid price shall not be less than $3.51, being the closing bid price for PESI Common Stock as disclosed on Nasdaq.com immediately preceding the signing of this Loan Agreement.

The Lender’s option to elect the Payoff Amount or the Payoff Shares is mutually exclusive, and the Lender may not elect a combination of the Payoff Amount and the Payoff Shares. If the Lender elect to receive the Payoff Shares, the issuance of the Payoff Shares will be subject to compliance with the regulations of the primary nationally recognized exchange or automated quotation system on which the Common Stock is listed, the then applicable federal and state securities laws and the Lender providing, as of the issuance of the Payoff Shares, substantially the same representations and warranties as set forth in paragraph 8 of this Loan Agreement. If issued, the Payoff Shares will not be registered and the Lender will not be entitled to registration rights with respect to the Payoff Shares. Notwithstanding any other provision of this Loan Agreement, the Note, or the Warrants, the aggregate number of Shares, Warrant Shares, and Payoff Shares that are or will be issued to the Lender pursuant to this Loan Agreement, the Note, and the Warrants, together with the aggregate shares of PESI Common Stock and other PESI voting securities owned by the Lender as of the date of issuance of the Payoff Shares, shall not exceed the lesser of: (a) the number of shares of PESI Common Stock equal to 14.9% of the number of shares of PESI Common Stock issued and outstanding as of the date immediately prior to the Default, less the number of shares of PESI Common Stock owned by the Lender immediately prior to the date of such Default plus the number of shares of PESI Common Stock that may be acquired by the Lender under warrants and/or options outstanding immediately prior to the date of such Default; or (b) 14.9% of the voting power of all PESI voting securities issued and outstanding as of the date of the Default, less the voting power of shares of PESI voting securities held by the Lender as of the date of such Default plus the voting power of shares of PESI Common Stock that may be acquired by the Lender under warrants and/or options outstanding immediately prior to the date of such Default. Subject to the terms of this Loan Agreement, PESI will issue the Common Stock certificate representing 100% of the Payoff Shares to Lender. PESI will not be obligated to issue any fractional shares of Common Stock as Payoff Shares.

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12. Miscellaneous. It is further agreed as follows:

12.1	Amendment and Waiver. This Loan Agreement may not be amended or modified in any way, except by an instrument in writing executed by all of the parties hereto; provided, however, the Lender may, in writing: (a) extend the time for performance of any of the obligations of PESI; (b) waive any default by PESI; and (c) waive the satisfaction of any condition that is precedent to the performance of the Lender’s obligations under this Loan Agreement.

12.2	Non-Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right hereunder preclude any other or further right of exercise thereof. The remedies herein provided are cumulative and not alternative.

12.3	Material Adverse Effect. The term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national or regional economic conditions, or (c) any federal or state rulemaking or regulations or changes in applicable laws.

12.4	Governing Law. This Loan Agreement shall be governed by and construed in accordance with the law of the State of Delaware (except with respect to usury laws which shall be governed by the laws of the state of Washington), regardless of the law that might otherwise govern under applicable principals of conflicts of law thereof.

12.5	Descriptive Headings. The descriptive headings of the paragraphs of this Loan Agreement are for convenience only and shall not be used in the construction of the terms hereof.

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12.6	Integrated Agreement. This Loan Agreement, the Note and the Warrants executed pursuant hereto or in connection herewith constitute the entire agreement between the parties hereto, and there are no agreements, understandings, warranties or representations between the parties other than those set forth in such documents.

12.7	Binding Effect. This Loan Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, personal representatives, legal representatives and assigns.

12.8	Third Party Beneficiary. Nothing in this Loan Agreement, express or implied, is intended to confer on any person, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Loan Agreement.

12.9	Maximum Legal Rate of Interest. Notwithstanding any other provisions of this Loan Agreement or the Note to the contrary, the total interest charges incurred by PESI pursuant to the Note shall not exceed the maximum legal rate of interest under Washington law. If the holder of the Note shall ever be entitled to receive, collect or apply, as interest on the Loan, any amount in excess of the maximum legal rate of interest permitted to be charged by applicable law, and, in the event any holder of the Note ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the applicable Note, and if the principal balance is paid in full, any remaining excess shall be forthwith paid to PESI. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, PESI and the Lender shall, to the maximum extent permitted, under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) “spread” the total amount of interest on the Note throughout the entire term of the Note so that the interest rate is uniform throughout the entire term of the Note.

12.10	No Responsibility of Lender. Notwithstanding any term or provision of this Loan Agreement or the Note, the Lender shall not have any right as to management, conduct or operation of the business and affairs of PESI or any of their subsidiaries.

12.11	Counterparts; Facsimile Signatures. This Loan Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

12.12	Assignment. No party may assign either this Loan Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. This Loan Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.13	Attorneys’ Fees. The substantially prevailing party in any situation or suit to enforce any provision of this agreement shall be entitled to reasonable attorney’s fees and any costs incurred, including, without limitation, costs of collection, enforcing a judgment and on appeal or in any bankruptcy proceeding (including efforts to modify or vacate any automatic stay or injunction).

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IN WITNESS WHEREOF, the parties have caused this Loan and Securities Purchase Agreement to be duly executed as of the day and year first above written.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/ Ben Naccarato
CFO

(“PESI”)

/s/ Robert Ferguson
ROBERT FERGUSON, an individual

(“Lender”)

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